Exhibit 10.118

[GPS (Great Britain) Limited Letterhead]

Strictly private and confidential
Addressee only

STEPHEN SUNNUCKS

25 August 2011

Dear Stephen:

Given your promotion to the role of Division President, International, this letter is to confirm the amendments as set out below to the Service Agreement between GPS (Great Britain) Limited and you dated 10th June 2009.

Save for the provisions specifically set out below, all other terms and conditions set out in the Service Agreement shall remain unchanged and continue to apply and all defined terms used in this Letter shall have the same meaning as set out in the Service Agreement.

For your convenience, I set out the definitions used in this Letter which are the same as those in your Service Agreement:

GPS (Great Britain) Limited – the ‘Company’
You – the ‘Executive’

Paragraph 3.1 – amendment to reflect your new title and timing

The Company will employ the Executive and the Executive will serve the Company as Division President, International, reporting to Glenn Murphy, Chairman and Chief Executive Officer, Gap Inc., effective 1 April 2011. The Company has the right in its absolute discretion to change the person or person to whom the Executive reports.

Paragraph 7.1 – amending to reflect your new compensation and timing

The Company will pay the Executive a salary at the rate of £570,000 per annum less PAYE deductions with effect from 1 April 2011 which salary will accrue from day to day and be payable in arrears by equal monthly instalments on the last day of each month.

Paragraph 7.6 – amending to reflect the change to your participation in the Long Term Growth Plan as a result of your promotion. You have details of this separately.

Executive may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process and for other Long-Term Incentive programs in effect for members of the Executive Leadership team.

Paragraph 14.1 – amending to extend your severance protection as recently authorised by the Board for all ELT members.

The phrase “13 February 2012” shall be replaced by the phrase “13 February 2015”.

Yours sincerely,

/s/ Leah Swan

Leah Swan
Senior Vice President, International Human Resources
for and on behalf of GPS (Great Britain) Limited